EXHIBIT 99.1

For Immediate Release      Contact:

July 23, 2001             Karen A. Warren  (Investor Relations)  401-727-5401
                          Wayne S. Charness (News Media)         401-727-5983


               HASBRO REPORTS SECOND QUARTER RESULTS

      OUTLOOK FOR FULL-YEAR ON TRACK TO RETURN TO PROFITABILITY


Pawtucket, RI (July 23, 2001) - Hasbro, Inc. (NYSE:HAS) today reported second quarter results. Worldwide net revenues were $511.0 million compared to $778.4 million a year ago. The net loss for the quarter was $18.3 million, compared to earnings of $6.5 million in 2000, and the diluted loss per share was $0.11, compared to earnings of $0.04 in 2000. The Company also reported second quarter Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) of $51.3 million, compared to $95.2 million in the second quarter of 2000.

     For the first half, worldwide net revenues were $974.3 million compared to $1.55 billion a year ago. Net loss and diluted loss per share in the first half were $43.4 million and $0.25, respectively, compared to earnings of $21.6 million and $0.12 last year. First-half EBITDA was $85.8 million compared to $190.6 million last year.

     "These results are in line with our expectations and we continue to believe we are on track to deliver on our profitability goal for this year. As we have stated previously, we knew that comparisons to the first half of 2000 would be very difficult. The decline in revenue for the quarter and year to date can be attributed to POKEMON, FURBY and the sale of Hasbro Interactive," said Alan G. Hassenfeld, Chairman and Chief Executive Officer.

     "As we enter the second half, we have a strong portfolio of diversified products, with a great mix of Hasbro owned core brands and licenses. We are excited about our kid directed line in G.I. JOE - - DOUBLE DUTY; several new products from TONKA including DUSTY MY TALKING TOOL BENCH; B.I.O. BUGS from Wow Wee; MAGIC SCREEN LEARNING DESK from Playskool; TRANSFORMERS; several new games including WHEELS ON THE BUS and from Wizards of the Coast, MAGIC:
THE GATHERING and HARRY POTTER trading card games. We are also pleased with both JURASSIC PARK III and BOB THE BUILDER which have had strong initial sales and we look forward to MONSTERS, INC, the first movie in which we will have a full product line as part of our new Disney alliance," Hassenfeld concluded.

                                    - more -

Page Two

     The U.S. Toy segment increased revenue marginally for the quarter and achieved break-even on a pre-tax basis, compared to a substantial loss last year. The Games segment continued to be profitable, although revenue and pre-tax earnings declined due to POKEMON trading card games and the sale of Hasbro Interactive. International segment revenue declined year over year, primarily due to POKEMON and FURBY. This decline in International segment revenue resulted in a greater pre-tax loss for the International segment in the second quarter than last year.

     "We've accomplished a lot in the first half. The results demonstrate that our focus on reducing expenses is working, with substantial reductions in all operating expense categories," said Alfred J. Verrecchia, President and Chief Operating Officer.

     "These cost savings were primarily attributable to our ongoing cost reduction program and the sale of Hasbro Interactive and Games.com. In addition, we maintained our focus on managing the balance sheet as we continued to reduce inventory levels and short-term debt. In fact, short-term debt declined $188.4 million from a year ago. We are on track and management is focussed on our most important objective of returning as quickly as possible to the profitability levels we have had historically," Verrecchia concluded.

     The company will webcast its second quarter earnings conference call at 9:00 a.m. Eastern time today. Investors and the media are invited to listen at http://www.hasbro.com (select "Investors & Media" from the home page, then click on the webcast icon).

     Hasbro is a worldwide leader in children's and family leisure time entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech. Both internationally and in the U.S., its PLAYSKOOL, TONKA, MILTON BRADLEY, PARKER BROTHERS, TIGER, and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.



                                     # # #
                               (Tables Attached)



                                  HASBRO, INC.

                       CONSOLIDATED STATEMENTS OF OPERATIONS



(Thousands of Dollars and Shares Except Per Share Data)

                                    Quarter Ended         Six Months Ended
                                  ------------------    --------------------
                                   July 1,   July 2,      July 1,    July 2,
                                    2001      2000         2001       2000
                                  --------  --------    ---------  ---------
Net Revenues                     $ 510,971   778,373    $ 974,257  1,551,854
Cost of Sales                      204,008   298,043      393,813    598,344
                                  --------   -------    ---------  ---------
Gross Profit                       306,963   480,330      580,444    953,510
Amortization                        28,862    31,928       58,283     64,784
Royalties, Research and
 Development                        69,868   135,150      126,603    261,189
Advertising                         51,065    77,732       98,678    147,091
Selling, Distribution and
 Administration                    157,209   198,974      311,028    403,710
                                  --------   -------    ---------  ---------
Operating Profit (Loss)                (41)   36,546      (14,148)    76,736
Interest Expense                    25,321    28,198       51,211     49,641
Other (Income) Expense, Net          1,595    (1,073)      (3,170)    (4,249)
                                  --------   -------    ---------  ---------
Earnings (Loss) Before Income
 Taxes and Cumulative Effect of
 Accounting Change                 (26,957)    9,421      (62,189)    31,344
Income Taxes                        (8,626)    2,921      (19,900)     9,717
                                  --------   -------    ---------  ---------
Earnings (Loss) before
 Cumulative Effect of
 Accounting Change                 (18,331)    6,500      (42,289)    21,627
Cumulative Effect of Accounting
 Change                                -         -         (1,066)       -
                                  --------   -------    ---------  ---------
Net Earnings (Loss)               $(18,331)  $ 6,500    $ (43,355) $  21,627
                                  ========   =======    =========  =========

Per Common Share
  Earnings (Loss) before Cumulative
   Effect of Accounting Change
    Basic and Diluted             $   (.11)  $   .04    $    (.25) $     .12
                                  ========   =======    =========  =========
  Net Earnings (Loss) per Share
    Basic and Diluted             $   (.11)  $   .04    $    (.25) $     .12
                                   =======   =======    =========  =========

  Cash Dividends Declared         $    .03   $   .06    $     .06  $     .12
                                   =======   =======    =========  =========

Weighted Average Number of shares
  Basic                            172,023   171,621      171,978    180,925
                                   =======   =======    =========  =========
  Diluted                          172,023   172,739      171,978    181,872
                                   =======   =======    =========  ========


                                  HASBRO, INC.

                      CONSOLIDATED CONDENSED BALANCE SHEETS



  (Thousands of Dollars)

                                                     July 1,         July 2,
                                                      2001            2000
                                                   ---------       ---------
                   Assets

  Cash and Cash Equivalents                       $   56,819      $  188,545
  Accounts Receivable, Net                           399,402         573,869
  Inventories                                        336,638         508,160
  Other Current Assets                               385,422         456,279
                                                   ---------       ---------
  Total Current Assets                             1,178,281       1,726,853
  Property, Plant and Equipment, Net                 268,054         320,176
  Other Assets                                     1,887,454       1,968,187
                                                   ---------       ---------
  Total Assets                                    $3,333,789      $4,015,216
                                                   =========       =========

        Liabilities and Shareholders' Equity

  Short-term Borrowings                           $  174,982      $  363,375
  Payables and Accrued Liabilities                   616,841         881,204
                                                   ---------       ---------
  Total Current Liabilities                          791,823       1,244,579
  Long-term Debt                                   1,167,035       1,168,959
  Deferred Liabilities                               117,000          99,857
                                                   ---------       ---------
  Total Liabilities                                2,075,858       2,513,395
  Total Shareholders' Equity                       1,257,931       1,501,821
                                                   ---------       ---------
  Total Liabilities and Shareholders' Equity      $3,333,789      $4,015,216
                                                   =========       =========